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                                                                   EXHIBIT 10.41

MORRISON KNUDSEN CORPORATION
Morrison Knudsen Plaza
P. O. Box 73
Boise, Idaho, U.S.A. 83729

STEPHEN G. HANKS
Executive Vice President
and Chief Legal Officer


September 7, 1999


Mr. Leo Giacometto
6907 Highland Street
Springfield, VA 22150

RE: OFFER OF EMPLOYMENT

Dear Leo:

On behalf of Morrison Knudsen Corporation (the "Company"), I am pleased to offer you employment pursuant to the terms and conditions set forth in this letter.

1.   Position and Services to be Rendered.  The Company hereby agrees to employ
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     you as Vice President -- Government Affairs, beginning on or about
     September 20, 1999. You accept such employment and agree to devote your full time and attention exclusively to rendering services to the Company. You will report to the Company's Executive Vice President & Chief Legal Officer. Your actual first date of active employment with the Company (whether September 20, 1999, or some other date) will hereafter be referred to as the "Effective Date".

2.   Salary.  You will receive an annual base salary of $200,000 commencing as
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     of the Effective Date, payable in accordance with the Company's normal payroll practice (i.e., every two weeks). Your position will be a regular full-time position, a Corporate Officer, and you will be assigned a Grade Level of 23. The Company will review your base salary annually to determine any increase.

3.   Annual Cash Bonus.  You will be considered for a 25% of base salary annual
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     cash bonus at the end of each fiscal year as determined by the Executive
     Compensation & Nominating Committee of the Board of Directors. Any bonus paid for 1999 performance will be prorated based on your start date with the Company.
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Leo Giscometto
September 7, 1999
Page 2

4.   Stock Options.  You will be granted options to purchase 20,000 shares of
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     the Company's common stock under the Company's Stock Compensation Plan at a price equal to the per share closing price of the Company's common stock as of the Effective Date. The option shall vest 25% each year for four years. Such option shall be subject to the terms and conditions of the Stock Compensation Plan and such additional conditions as the Executive Compensation & Nominating Committee may impose.

5.   Fringe Benefits.  You will be entitled to the Company's 401(k) Savings
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     Plan, group medical and dental plan, and all other group plans and other benefits that are normally offered to regular full-time salaried employees.

     . Subject to the approval of the Compensation Committee of the Board of Directors, the company will pay for your initial membership and annual dues to either a country club or business club. Any usage of this membership for personal services will be at your expense.

6.   Contingencies.  This employment offer must be contingent upon the following
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     contingencies:

     1. The results of the company's background investigation and reference checks findings are consistent with those expected for an incumbent in the Vice President Government Affairs position.

     b. Your passing of a drug screening test, pursuant to the Company's Substance Abuse Prevention Program, and your continued compliance with such program. After reporting to work, you will also be required to complete an "Employment Certification" form that complies with the passing of the Drug-Free Workplace Act of 1988.

     c.   Your compliance with the following laws:

     . In accordance with Public Law 99-603, the Immigration and Naturalization Act of 1986, this offer is made pending receipt of verifiable documentation from you confirming your eligibility for employment under the terms and conditions of this Act. Proof of U.S. citizenship or adequate identification is required before any hire can be processed. You must present acceptable documents for employment eligibility verifications when you report for your first day of work.
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Leo Giacometto
September 7, 1999
Page 3

     . In accordance with Public Law 100-679, the Office of Federal Procurement Policy Act Amendments of 1988, the Company is prohibited for a period of two years from hiring former government officials or employees (military or civilian) who participated personally and substantially in the conduct of any Federal agency procurement. Consequently, this offer is contingent upon receipt of information from you that your employment with the Company will not result in a violation of the Procurement Policy Act. You will be required to complete an employee certification form verifying your prior employment before your employment with the Company begins.

By accepting this employment offer, you agree to the terms and conditions established herein. To indicate your acceptance of this offer, please sign and return this letter if you have any questions, please do not hesitate to contact me.

Sincerely,


/s/ Stephen G. Hanks

Stephen G. Hanks


Agreed and Accepted:


/s/ Leo A. Giacometto

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Date:


9 Sept 99

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